Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Service Providers”, “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated April 29, 2026, and each included in this Post-Effective Amendment No. 10 to the Registration Statement (Form N-1A, File No. 333-274984) of Venerable Variable Insurance Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated February 23, 2026, with respect to the financial statements and financial highlights of Venerable US Large Cap Core Equity Fund, Venerable US Large Cap Strategic Equity Fund, Venerable US Small Cap Fund, Venerable Emerging Markets Equity Fund, Venerable World Equity Fund, Venerable High Yield Fund, Venerable Strategic Bond Fund, Venerable Large Cap Index Fund, Venerable Mid Cap Index Fund, Venerable Small Cap Index Fund, Venerable International Index Fund, Venerable Bond Index Fund, Venerable Intermediate Corporate Bond Index Fund, Venerable Conservative Allocation Fund, Venerable Conservative Appreciation Allocation Fund, Venerable World Conservative Allocation Fund, Venerable Moderate Allocation Fund, Venerable Moderate Appreciation Allocation Fund, Venerable World Moderate Allocation Fund, Venerable Appreciation Allocation Fund and Venerable World Appreciation Allocation Fund (twenty one of the funds constituting Venerable Variable Insurance Trust) included in the Annual Report (Form N-CSR) for the year ended December 31, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

April 29, 2026